EXHIBIT 99.1 - Letter from Accounting Firm

STATEMENT BY MALONE & BAILEY, PLLC


November 16, 1998


To the Board of Directors
  LS Capital Corporation

We have been unable to timely generate the financial statements as of September 30, 1998 and for the three months then ended, because of unusual work load pressures within our firm.

We expect to have such report ready this week.



Malone & Bailey, PLLC
Houston, Texas